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                                                                    Exhibit 99.1


        PROFILE TECHNOLOGIES TO APPEAL
        NASDAQ RULING

        Roslyn, NY. June 27 -- Profile Technologies, Inc. (NASDAQ: PRTK) announced today that it will appeal a ruling received from Nasdaq stating that Profile has not complied with certain requirements for continued listing on the Nasdaq SmallCap Market. As a result of its appeal, Profile Technologies will continue to trade on Nasdaq until a hearing is held before Nasdaq's Listing Qualifications Panel.

        On June 20, Profile received a Nasdaq Staff Determination letter indicating that the Company has not met the net tangible assets requirement for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(2)(B). The letter further advised that the Company's common stock would be subject to delisting from Nasdaq's SmallCap Market. Had Profile Technologies not appealed this determination, the Company's common stock would have been subject to delisting action on June 28, 2001. While the hearing request has delayed the delisting process, the Company's common stock will be delisted from the SmallCap Market without further notification if the Listing Qualifications Panel denies the Company's appeal. The Company said that it would make significant efforts to strengthen its working capital position in order to satisfy the concerns of Nasdaq.

        Profile is engaged in the business of researching and developing a high speed, non-invasive and non-destructive scanning process to remotely test buried and insulated pipelines for corrosion. The Company's electromagnetic wave inspection process, referred to as Profile's Inspection EMW or "EMW," is a patented process of analyzing wave forms of electrical impulses in a way that extracts point-to-point information along a pipeline segment in order to determine the integrity of the entire pipeline without the need to remove pipeline insulation or excavate the pipelines.

Cautionary Statement
--------------------

This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings.